Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-158916) pertaining to the International Shipholding Corporation 2009 Stock Incentive Plan of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedule of International Shipholding Corporation, and the effectiveness of internal control over financial reporting of International Shipholding Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

New Orleans, Louisiana
March 15, 2010